EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, VP & CFO	Alisa D. Steinberg (Media)
Intelli-Check – Mobilisa, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK, INC. MERGER OF EQUALS WITH MOBILISA, INC. COMPLETED

WOODBURY, N.Y. – March 17, 2008 — Intelli-Check - Mobilisa, Inc. (AMEX: IDN) today announced that it has completed its transaction with Mobilisa, Inc. Management of the company going forward will be: Dr. Nelson Ludlow, Chief Executive Officer, Mr. Peter Mundy, Chief Financial Officer and Mr. Russ Embry, Chief Technology Officer. Mr. Jeff Levy, will be the Chairman of Intelli-Check – Mobilisa’s Board of Directors and Mr. John Paxton will serve as Vice Chairman. In addition to Mr. Levy, Dr. Ludlow, and Mr. Paxton, the board of directors will include: General Buck Bedard, Ms. Bonnie Ludlow, Mr. Jay Maxwell, Mr. Art Money and Mr. Guy Smith. The Company’s new website is www.icmobil.com.

Mr. Jeff Levy, Chairman of Intelli-Check – Mobilisa, Inc., stated, “I’m pleased to introduce our newly merged company to the public marketplace and especially delighted that a substantial majority of stockholders recognized the benefits of merging the two companies into one. Each entity has its own strengths and now combined; we believe the company has the wherewithal to become a strong, dynamic force in the identity systems markets – especially within the commercial, government and military sectors.”

Dr. Nelson Ludlow, Chief Executive Officer of Intelli-Check – Mobilisa, Inc., commented, “I’m very excited about the opportunities that lie ahead for our joined company. With Mobilisa’s success in obtaining government and military contracts coupled with Intelli-Check’s strong commercial presence, the combination of the two offers many synergies, including a combined product line with the integration of technologies, new product development, and reduction of duplicated costs. I’ve been actively involved in preparing for this moment for several months and the start-up phase is complete. I look forward to updating stockholders in the future on the progress of our company on the quarterly conference calls, with the next one in the coming weeks to report on the fourth quarter and year-end results.”

About Intelli-Check – Mobilisa, Inc.

Intelli-Check – Mobilisa, Inc. is a leading technology company in developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial markets. Products include the Defense ID®, an advanced ID card access control product that is currently protecting over 50 military and federal locations and ID-CHECK® a technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format are valid. For more information about Intelli-Check – Mobilisa, Inc., please visit www.icmobil.com.

Intelli-Check – Mobilisa, Inc. Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. Additional information concerning forward looking statements is contained under the heading of “risk factors” listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.